UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 5, 2015
ENCORE CAPITAL GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-26489	48-1090909
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3111 Camino Del Rio North, Suite 103 San Diego, California		92108
(Address of Principal Executive Offices)		(Zip Code)
(877) 445-4581
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 5, 2015, Cabot Financial (UK) Limited, a subsidiary of Encore Capital Group, Inc., amended and restated its existing senior secured revolving credit facility agreement by and among Cabot Financial (UK) Limited, the several guarantors, banks and other financial institutions and lenders from time to time party thereto and J.P. Morgan Europe Limited as Agent and Security Agent to, among other things, increase the size of the committed revolving credit facility from £85 million to £195 million.  The amended and restated facility agreement also includes an uncommitted accordion provision which will allow the facility to be increased by an additional £55 million, subject to obtaining the requisite commitments and compliance with the terms of Cabot Financial (UK) Limited’s other indebtedness, among other conditions precedent.  The margin on the facility was also amended from a variable rate with a maximum of 4.0% per annum to a flat rate of 3.5% per annum over LIBOR (or EURIBOR, for any loan drawn in euro), and the commitment fee on the facility was reduced from 40% to 35% of the margin. The amended and restated facility became effective, and the additional amounts became available for drawing, on February 10, 2015.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date: February 11, 2015	/s/ Paul Grinberg
Paul Grinberg
Executive Vice President, Chief Financial Officer and Treasurer